Exhibit 99.1

TradeUP Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing September 7, 2021

NEW YORK, September 3, 2021 /PRNewswire/ -- TradeUP Acquisition Corp. (NASDAQ: UPTDU) (“TradeUP Acquisition” or the "Company") announced today that, commencing September 7, 2021, holders of the Units (the “Units”) sold in the Company's initial public offering (“IPO”) and the over-allotment of 4,430,000 Units may elect to separately trade the shares of common stock and warrants included in the Units. Any Units not separated will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “UPTDU”. Any underlying common stock and warrants that are separated will trade on the NASDAQ under the symbols “UPTD” and “UPTDW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact the Company's transfer agent, VStock Transfer, LLC, in order to separate the holders’ Units into common stock and warrants.

The Units were initially offered by the Company in an underwritten offering. US Tiger Securities, Inc. acted as the lead book running manager in the offering. EF Hutton, division of Benchmark Investments, LLC and R.F. Lafferty & Co., Inc. acted as joint book running managers. R.F. Lafferty & Co., Inc. also acted as a qualified independent underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission ("SEC") and became effective on July 14, 2021. The offering was made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TradeUP Acquisition Corp.

TradeUP Acquisition Corp. is a newly organized blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus a search for a target business in the technology industry.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.